Exhibit 99.1

70 E. Long Lake Rd. Bloomfield Hills, MI 48304 www.agreerealty.com FOR IMMEDIATE RELEASE

AGREE REALTY CORPORATION REPORTS FIRST QUARTER 2021 RESULTS

INCREASES 2021 ACQUISITION GUIDANCE TO $1.1 BILLION TO $1.3 BILLION; LAUNCHES PROPRIETARY TECHNOLOGY PLATFORM (“ARC”)

Bloomfield Hills, MI, May 3, 2021 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced results for the quarter ended March 31, 2021. All per share amounts included herein are on a diluted per common share basis unless otherwise stated.

First Quarter 2021 Financial and Operating Highlights:

▪	Invested approximately $391 million in 90 retail net lease properties
▪	Approximately 32% of annualized base rents acquired were derived from ground leased assets
▪	Increased Net Income attributable to the Company 41.8% to $30.1 million; 2.7% increase per share to $0.48
▪	Increased Core Funds from Operations (“Core FFO”) 42.0% to $53.3 million; 3.0% increase per share to $0.84
▪	Increased Adjusted Funds from Operations (“AFFO”) 41.1% to $52.5 million; 2.3% increase per share to $0.83
▪	Declared an April monthly dividend of $0.217 per share, an 8.5% year-over-year increase
▪	Completed a follow-on public offering of 3,450,000 shares of common stock, including the underwriters’ option to purchase additional shares, raising total net proceeds of approximately $222 million
▪	Settled 578,410 shares of the Company’s forward equity for net proceeds of approximately $37 million
▪	Balance sheet positioned for growth at 4.2 times proforma net debt to recurring EBITDA; 4.9 times excluding unsettled forward equity

Financial Results

Net Income

Net Income attributable to the Company for the three months ended March 31, 2021 increased 41.8% to $30.1 million, compared to $21.2 million for the comparable period in 2020. Net Income per share attributable to the Company for the three months ended March 31, 2021 increased 2.7% to $0.48, compared to $0.46 per share for the comparable period in 2020.

Core Funds from Operations

Core FFO for the three months ended March 31, 2021 increased 42.0% to $53.3 million, compared to Core FFO of $37.6 million for the comparable period in 2020. Core FFO per share for the three months ended March 31, 2021 increased 3.0% to $0.84, compared to Core FFO per share of $0.82 for the comparable period in 2020.

Adjusted Funds from Operations

AFFO for the three months ended March 31, 2021 increased 41.1% to $52.5 million, compared to AFFO of $37.2 million for the comparable period in 2020. AFFO per share for the three months ended March 31, 2021 increased 2.3% to $0.83, compared to AFFO per share of $0.81 for the comparable period in 2020.

Dividend

In the first quarter, the Company announced the transition to a monthly dividend and declared monthly cash dividends of $0.207 per common share for each of January, February and March 2021. The monthly dividend reflected an annualized dividend amount of $2.484 per common share, representing a 6.2% increase over the annualized dividend amount of $2.340 per common share from the first quarter of 2020.

Subsequent to quarter end, the Company declared an increased monthly cash dividend of $0.217 per common share for April 2021. The monthly dividend reflects an annualized dividend amount of $2.604 per common share, representing an 8.5% increase over the annualized dividend amount of $2.400 per common share from the second quarter of 2020. The dividend is payable May 14, 2021 to stockholders of record at the close of business on April 30, 2021.

CEO Comments

“We are very pleased with our strong start to the year as we maintain discipline and execute our operating strategy,” said Joey Agree, President and Chief Executive Officer. “Our best-in-class retail portfolio benefitted from another robust quarter of investment volume and opportunistic disposition activities. We continue to uncover unique high-quality opportunities, demonstrated by the continued expansion of our ground lease portfolio this quarter. Given our fortified balance sheet and strong investment pipeline, we are increasing our full-year acquisition guidance to a range of $1.1 billion to $1.3 billion.”

Joey Agree continued, “I’m also very pleased to announce the launch of ARC, a proprietary technology platform that we have designed, developed and tested over the past two years. ARC is an instrumental decision-making tool that provides comprehensive data, visual management systems and real-time monitoring of our portfolio. Our Team, led by Peter Coughenour, Vice President of Corporate Finance, has worked diligently to bring this exciting platform to fruition.”

ARC Overview

During the first quarter, the Company launched ARC, a proprietary technology platform. ARC provides the Company with real-time access to portfolio and pipeline data from multiple sources, seamlessly integrating the data into a comprehensive decision-making tool. ARC allows the Company to quickly underwrite and value real estate while understanding the proforma impact on portfolio concentrations and other key metrics. In addition, ARC includes critical lease information and a proprietary work order management system that has improved efficiency and visibility for the Company’s Asset Management team.

Portfolio Update

As of March 31, 2021, the Company’s growing portfolio consisted of 1,213 properties located in 46 states and totaled approximately 24.2 million square feet of gross leasable area.

The portfolio was approximately 99.4% leased, had a weighted-average remaining lease term of approximately 9.8 years, and generated 67.2% of annualized base rents from investment grade retail tenants.

COVID-19 Rental Payment Update

The Company has received first quarter rent payments from more than 99% of its portfolio. The Company has also entered into deferral agreements representing less than 1% of first quarter rents, net of repayments received. As of April 30, 2021, the Company has also received April rent payments from more than 99% of its portfolio. April marks the eighth consecutive month the Company has received at least 99% of all contractual rent.

Ground Lease Portfolio

During the quarter, the Company acquired 31 ground leased assets for an aggregate purchase price of approximately $127.0 million, representing 31.8% of annualized base rents acquired.

As of March 31, 2021, the Company’s ground lease portfolio consisted of 120 leases located in 27 states and totaled approximately 3.3 million square feet of gross leasable area. Properties ground leased to tenants increased to 11.4% of annualized base rents.

At quarter end, the ground lease portfolio was fully occupied, had a weighted-average remaining lease term of approximately 12.5 years, and generated 88.9% of annualized base rents from investment grade retail tenants.

Acquisitions

Total acquisition volume for the first quarter of 2021 was approximately $386.8 million and included 86 properties net leased to leading retailers operating in sectors including off-price retail, consumer electronics, auto parts, general merchandise, dollar stores, convenience stores, crafts and novelties, grocery stores and tire and auto service. The properties are located in 25 states and leased to tenants operating in 20 sectors.

The properties were acquired at a weighted-average capitalization rate of 6.3% and had a weighted-average remaining lease term of approximately 12.9 years. Approximately 72.2% of annualized base rents acquired were generated from investment grade retail tenants.

The Company’s outlook for acquisition volume for the full-year 2021 is being increased to a range of $1.1 billion to $1.3 billion of high-quality retail net lease properties, which represents a 33% annual increase at the midpoint from the Company’s previous range of $800 million to $1.0 billion.

Dispositions

During the three months ended March 31, 2021, the Company sold three properties for gross proceeds of approximately $8.7 million. The weighted-average capitalization rate of the dispositions was 6.8%.

The Company’s disposition guidance for 2021 remains between $25 million and $75 million.

Development and Partner Capital Solutions

In the first quarter, the Company completed its previously announced project with Burlington in Texarkana, Texas. During the quarter, the Company commenced its first development project with 7-Eleven in Saginaw, Michigan, which is expected to be completed in the first quarter of 2022.

Construction continued during the first quarter on two development and PCS projects with anticipated total costs of $8.3 million. The projects consist of a Grocery Outlet in Port Angeles, Washington, and a Gerber Collision in Buford, Georgia.

For the three months ended March 31, 2021, the Company had four development or PCS projects completed or under construction. Anticipated total costs are approximately $14.3 million and include the following projects:

Tenant	Location	Lease Structure	Lease Term	Actual or Anticipated Rent Commencement	Status
Burlington	Texarkana, TX	Build-to-Suit	11 years	Q1 2021	Complete
Grocery Outlet	Port Angeles, WA	Build-to-Suit	15 years	Q2 2021	Under Construction
Gerber Collision	Buford, GA	Build-to-Suit	15 years	Q2 2021	Under Construction
7-Eleven	Saginaw, MI	Build-to-Suit	15 years	Q1 2022	Under Construction

Leasing Activity and Expirations

During the first quarter, the Company executed new leases, extensions or options on approximately 66,000 square feet of gross leasable area. As of March 31, 2021, the Company’s 2021 lease maturities represented only 0.4% of annualized base rents. The following table presents contractual lease expirations within the Company’s portfolio as of March 31, 2021, assuming no tenants exercise renewal options:

Year	Leases	Annualized Base Rent(1)	Percent of Annualized Base Rent	Gross Leasable Area	Percent of Gross Leasable Area
2021	10	1,330	0.4%	83	0.3%
2022	21	3,601	1.2%	343	1.4%
2023	43	8,310	2.7%	944	3.9%
2024	42	14,429	4.6%	1,645	6.8%
2025	66	15,852	5.1%	1,532	6.4%
2026	88	17,754	5.7%	1,851	7.7%
2027	80	18,231	5.9%	1,398	5.8%
2028	87	21,812	7.0%	1,882	7.8%
2029	116	34,651	11.1%	2,985	12.4%
2030	197	36,262	11.6%	2,801	11.6%
Thereafter	553	139,121	44.7%	8,626	35.9%
Total Portfolio	1,303	$311,353	100.0%	24,090	100.0%

The contractual lease expirations presented above exclude the effect of replacement tenant leases that had been executed as of March 31, 2021 but that had not yet commenced. Annualized Base Rent and gross leasable area (square feet) are in thousands; any differences are the result of rounding.

(1)	Annualized Base Rent represents the annualized amount of contractual minimum rent required by tenant lease agreements as of March 31, 2021, computed on a straight-line basis. Annualized Base Rent is not, and is not intended to be, a presentation in accordance with generally accepted accounting principles (“GAAP”). The Company believes annualized contractual minimum rent is useful to management, investors, and other interested parties in analyzing concentrations and leasing activity.

Top Tenants

The Company added CarMax to its top tenants during the first quarter of 2021. The following table presents annualized base rents for all tenants that represent 1.5% or greater of the Company’s total annualized base rent as of March 31, 2021:

Tenant	Annualized Base Rent(1)	Percent of Annualized Base Rent
Walmart	$22,190	7.1%
Dollar General	12,693	4.1%
Tractor Supply	12,457	4.0%
Best Buy	11,771	3.8%
TJX Companies	10,843	3.5%
O'Reilly Auto Parts	10,298	3.3%
Sherwin-Williams	10,178	3.3%
Hobby Lobby	9,732	3.1%
CVS	8,702	2.8%
Wawa	7,957	2.6%
TBC Corporation	7,449	2.4%
Burlington	7,263	2.3%
Kroger	7,049	2.3%
Lowe's	6,901	2.2%
Home Depot	6,841	2.2%
Dollar Tree	6,767	2.2%
Walgreens	5,830	1.9%
Sunbelt Rentals	5,568	1.8%
AutoZone	5,476	1.8%
CarMax	5,148	1.7%
LA Fitness	5,091	1.6%
Other(2)	125,149	40.2%
Total Portfolio	$311,353	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

Bolded and italicized tenants represent additions for the three months ended March 31, 2021.

(1)	Refer to footnote 1 on page 4 for the Company’s definition of Annualized Base Rent.
(2)	Includes tenants generating less than 1.5% of Annualized Base Rent.

Retail Sectors

The following table presents annualized base rents for all of the Company’s retail sectors as of March 31, 2021:

Sector	Annualized Base Rent(1)	Percent of Annualized Base Rent
Home Improvement	$28,309	9.1%
Grocery Stores	26,281	8.4%
Tire and Auto Service	25,075	8.1%
Convenience Stores	22,853	7.3%
General Merchandise	22,059	7.1%
Off-Price Retail	20,318	6.5%
Auto Parts	19,369	6.2%
Dollar Stores	18,451	5.9%
Pharmacy	15,352	4.9%
Consumer Electronics	13,551	4.4%
Farm and Rural Supply	13,408	4.3%
Crafts and Novelties	11,936	3.8%
Health and Fitness	6,984	2.2%
Restaurants - Quick Service	6,815	2.2%
Dealerships	6,475	2.1%
Equipment Rental	5,894	1.9%
Health Services	5,791	1.9%
Home Furnishings	5,485	1.8%
Warehouse Clubs	4,988	1.6%
Discount Stores	4,799	1.5%
Specialty Retail	4,753	1.5%
Theaters	3,854	1.2%
Restaurants - Casual Dining	3,156	1.0%
Entertainment Retail	3,117	1.0%
Sporting Goods	2,914	0.9%
Financial Services	2,826	0.9%
Pet Supplies	2,597	0.8%
Apparel	1,260	0.4%
Shoes	1,019	0.3%
Beauty and Cosmetics	878	0.3%
Office Supplies	682	0.2%
Miscellaneous	104	0.0%
Total Portfolio	$311,353	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1)	Refer to footnote 1 on page 4 for the Company’s definition of Annualized Base Rent.

Geographic Diversification

The following table presents annualized base rents for all states that represent 2.5% or greater of the Company’s total annualized base rent as of March 31, 2021:

State	Annualized Base Rent(1)	Percent of Annualized Base Rent
Texas	$23,301	7.5%
Michigan	18,885	6.1%
North Carolina	18,640	6.0%
Florida	16,746	5.4%
Illinois	16,743	5.4%
Ohio	16,734	5.4%
New Jersey	15,106	4.9%
California	13,553	4.4%
Pennsylvania	12,431	4.0%
Georgia	11,014	3.5%
New York	10,523	3.4%
Virginia	9,933	3.2%
Wisconsin	9,840	3.2%
Missouri	8,298	2.7%
Louisiana	7,950	2.6%
Other(2)	101,656	32.6%
Total Portfolio	$311,353	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1)	Refer to footnote 1 on page 4 for the Company’s definition of Annualized Base Rent.
(2)	Includes states generating less than 2.5% of Annualized Base Rent.

Capital Markets and Balance Sheet

Capital Markets

In January 2021, Company completed a follow-on public offering of 3,450,000 shares of common stock, including the underwriters’ option to purchase additional shares. Upon closing, the Company received total net proceeds of approximately $221.6 million.

During the first quarter of 2021, the Company entered into forward sale agreements in connection with its ATM program to sell an aggregate of 372,469 shares of common stock at a weighted-average gross price of $68.93 per share. On March 31, 2021, the Company settled 578,410 shares under forward sale agreements entered into through its ATM program and received net proceeds of approximately $36.9 million.

At quarter end, the Company had 2,924,041 shares remaining to be settled under existing forward sale agreements, which are anticipated to raise net proceeds of approximately $189.6 million after deducting fees and expenses and making certain other adjustments as provided in the equity distribution agreements.

The following table presents the Company’s outstanding forward equity offerings as of March 31, 2021:

Forward Equity Offerings	Shares Sold	Shares Settled	Shares Remaining	Net Proceeds Received	Anticipated Net Proceeds Remaining
Q2 2020 ATM Forward Offerings	742,860	578,410	164,450	$36,871,135	$9,935,409
Q3 2020 ATM Forward Offerings	885,912	-	885,912	-	$57,109,645
Q4 2020 ATM Forward Offerings	1,501,210	-	1,501,210	-	$97,261,939
Q1 2021 ATM Forward Offerings	372,469	-	372,469	-	$25,270,170
Total Forward Equity Offerings	3,502,451	578,410	2,924,041	$36,871,135	$189,577,163

Balance Sheet

As of March 31, 2021, the Company’s net debt to recurring EBITDA was 4.9 times and its fixed charge coverage ratio was 5.0 times. The Company’s proforma net debt to recurring EBITDA was 4.2 times when deducting the $189.6 million of anticipated net proceeds from the outstanding forward equity offerings from the Company’s net debt of $1.4 billion as of March 31, 2021.

The Company’s total debt to enterprise value was 24.0% as of March 31, 2021. Enterprise value is calculated as the sum of net debt and the market value of the Company’s outstanding shares of common stock, assuming conversion of Agree Limited Partnership (the “Operating Partnership”) units into common stock.

For the three months ended March 31, 2021, the Company’s fully diluted weighted-average shares outstanding were 62.9 million. The basic weighted-average shares outstanding for the three months ended March 31, 2021 were 62.8 million.

For the three months ended March 31, 2021, the Company’s fully diluted weighted-average shares and units outstanding were 63.3 million. The basic weighted-average shares and units outstanding for the three months ended March 31, 2021 were 63.2 million.

The Company’s assets are held by, and its operations are conducted through, the Operating Partnership, of which the Company is the sole general partner. As of March 31, 2021, there were 347,619 Operating Partnership units outstanding and the Company held a 99.5% interest in the Operating Partnership.

Conference Call/Webcast

The Company will host its quarterly analyst and investor conference call on Tuesday, May 4, 2021 at 9:00 AM ET. To participate in the conference call, please dial (866) 363-3979 approximately ten minutes before the call begins.

Additionally, a webcast of the conference call will be available through the Company’s website. To access the webcast, visit www.agreerealty.com ten minutes prior to the start time of the conference call and go to the Investors section of the website. A replay of the conference call webcast will be archived and available online through the Investors section of www.agreerealty.com.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust that is RETHINKING RETAIL through the acquisition and development of properties net leased to industry-leading, omni-channel retail tenants. As of March 31, 2021, the Company owned and operated a portfolio of 1,213 properties, located in 46 states and containing approximately 24.2 million square feet of gross leasable area. The Company’s common stock is listed on the New York Stock Exchange under the symbol “ADC”. For additional information on the Company and RETHINKING RETAIL, please visit www.agreerealty.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about projected financial and operating results, within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” “outlook” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company’s best judgment reflecting current information, you should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect the Company’s results of operations, financial condition, cash flows, performance or future achievements or events. Currently, one of the most significant factors, however, is the potential adverse effect of the current pandemic of the novel coronavirus, or COVID-19, on the financial condition, results of operations, cash flows and performance of the Company and its tenants, the real estate market and the global economy and financial markets. The extent to which COVID-19 impacts the Company and its tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact and the direct and indirect economic effects of the pandemic and containment measures, among others. Moreover, investors are cautioned to interpret many of the risks identified in the risk factors discussed in the Company’s Annual Report on Form 10-K and subsequent quarterly reports filed with the Securities and Exchange Commission (the “SEC”), as well as the risks set forth below, as being heightened as a result of the ongoing and numerous adverse impacts of COVID-19. Additional important factors, among others, that may cause the Company’s actual results to vary include the general deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, the Company’s continuing ability to qualify as a REIT and other factors discussed in the Company’s reports filed with the SEC. The forward-looking statements included in this press release are made as of the date hereof. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, changes in the Company’s expectations or assumptions or otherwise.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.agreerealty.com.

The Company defines the “weighted-average capitalization rate” for acquisitions and dispositions as the sum of contractual fixed annual rents computed on a straight-line basis over the primary lease terms and anticipated annual net tenant recoveries, divided by the purchase and sale prices.

The Company defines "contractual rent" as the recurring cash amount charged to tenants, inclusive of monthly base rent and recurring operating cost reimbursements due pursuant to lease agreements, for such period. “Contractual rent” has not been adjusted for any temporary rent relief granted and includes amounts charged to tenants in bankruptcy.

###

Contact:

Simon Leopold

Chief Financial Officer

Agree Realty Corporation

(248) 737-4190

Agree Realty Corporation

Consolidated Balance Sheet

($ in thousands, except share and per-share data)

(Unaudited)

	March 31, 2021	December 31, 2020
Assets:
Real Estate Investments:
Land	$1,215,065	$1,094,550
Buildings	2,534,818	2,371,553
Accumulated depreciation	(185,946)	(172,577)
Property under development	11,088	10,653
Net real estate investments	3,575,025	3,304,179
Real estate held for sale, net	13,549	1,199
Cash and cash equivalents	7,369	6,137
Cash held in escrows	-	1,818
Accounts receivable - tenants	40,700	37,808
Lease intangibles, net of accumulated amortization of $138,188 and $125,995 at March 31, 2021 and December 31, 2020, respectively	545,376	473,592
Other assets, net	96,383	61,450
Total Assets	$4,278,402	$3,886,183

Liabilities:
Mortgage notes payable, net	$32,953	$33,122
Unsecured term loans, net	237,955	237,849
Senior unsecured notes, net	855,454	855,328
Unsecured revolving credit facility	238,000	92,000
Dividends and distributions payable	13,324	34,545
Accounts payable, accrued expenses and other liabilities	66,185	71,390
Lease intangibles, net of accumulated amortization of $26,030 and $24,651 at March 31, 2021 and December 31, 2020, respectively	34,655	35,700
Total Liabilities	$1,478,526	$1,359,934

Equity:
Common stock, $.0001 par value, 90,000,000 shares authorized, 64,145,778 and 60,021,483 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	$6	$6
Preferred stock, $.0001 par value per share, 4,000,000 shares authorized	-	-
Additional paid-in capital	2,909,914	2,652,090
Dividends in excess of net income	(101,137)	(91,343)
Accumulated other comprehensive income (loss)	(10,760)	(36,266)
Total Equity - Agree Realty Corporation	$2,798,023	$2,524,487
Non-controlling interest	1,853	1,762
Total Equity	$2,799,876	$2,526,249
Total Liabilities and Equity	$4,278,402	$3,886,183

Agree Realty Corporation

Consolidated Statements of Operations and Comprehensive Income

($ in thousands, except share and per share-data)

(Unaudited)

	Three months ended March 31,
	2021	2020
Revenues
Rental Income	$77,760	$55,783
Other	69	26
Total Revenues	$77,829	$55,809

Operating Expenses
Real estate taxes	$5,696	$4,702
Property operating expenses	3,541	2,335
Land lease expense	346	328
General and administrative	6,879	4,658
Depreciation and amortization	21,489	14,132
Total Operating Expenses	$37,951	$26,155

Income from Operations	$39,878	$29,654

Other (Expense) Income
Interest expense, net	$(11,653)	$(9,669)
Gain (loss) on sale of assets, net	2,945	1,645
Gain (loss) on involuntary conversion of assets, net	117	-
Income tax (expense) benefit	(1,009)	(260)

Net Income	$30,278	$21,370

Less Net Income Attributable to Non-Controlling Interest	166	141

Net Income Attributable to Agree Realty Corporation	$30,112	$21,229

Net Income Per Share Attributable to Agree Realty Corporation
Basic	$0.48	$0.47
Diluted	$0.48	$0.46

Other Comprehensive Income
Net Income	$30,278	$21,370
Realized gain (loss) on settlement of interest rate swaps	500	(17)
Other comprehensive income (loss) - change in fair value and settlement of interest rate swaps	25,146	(33,025)
Total Comprehensive Income (Loss)	55,924	(11,672)
Comprehensive Income Attributable to Non-Controlling Interest	(304)	109
Comprehensive Income Attributable to Agree Realty Corporation	$55,620	$(11,563)

Weighted Average Number of Common Shares Outstanding - Basic	62,828,897	45,436,191
Weighted Average Number of Common Shares Outstanding - Diluted	62,940,360	45,565,054

Agree Realty Corporation

Reconciliation of Net Income to FFO, Core FFO and Adjusted FFO

($ in thousands, except share and per-share data)

(Unaudited)

	Three months ended March 31,
	2021	2020
Net Income	$30,278	$21,370
Depreciation of rental real estate assets	15,292	10,402
Amortization of lease intangibles - in-place leases and leasing costs	6,050	3,621
Provision for impairment	-	-
(Gain) loss on sale or involuntary conversion of assets, net	(3,062)	(1,645)
Funds from Operations	$48,558	$33,748
Amortization of above (below) market lease intangibles, net	4,756	3,809
Core Funds from Operations	$53,314	$37,557
Straight-line accrued rent	(2,597)	(1,637)
Deferred tax expense (benefit)	-	-
Stock based compensation expense	1,364	1,014
Amortization of financing costs	268	168
Non-real estate depreciation	147	109
Adjusted Funds from Operations	$52,496	$37,211

Funds from Operations Per Share - Basic	$0.77	$0.74
Funds from Operations Per Share - Diluted	$0.77	$0.74

Core Funds from Operations Per Share - Basic	$0.84	$0.82
Core Funds from Operations Per Share - Diluted	$0.84	$0.82

Adjusted Funds from Operations Per Share - Basic	$0.83	$0.81
Adjusted Funds from Operations Per Share - Diluted	$0.83	$0.81

Weighted Average Number of Common Shares and Units Outstanding - Basic	63,176,516	45,783,810
Weighted Average Number of Common Shares and Units Outstanding - Diluted	63,287,979	45,912,672

Additional supplemental disclosure
Scheduled principal repayments	$195	$230
Capitalized interest	75	25
Capitalized building improvements	174	915
Contractual rents subject to deferral(1)	149	-
Uncollected contractual rents not subject to deferral(1)	52	-

(1) Beginning in the second quarter of 2020, the Company began providing supplemental disclosures due to the COVID-19 pandemic. “Contractual rent” for any period means the recurring cash amount charged to tenants, inclusive of monthly base rent and recurring operating cost reimbursements due pursuant to lease agreements, for such period. “Contractual rents subject to deferral” are presented net of amounts repaid under deferral agreements.  “Uncollected contractual rents not subject to deferral” as used within this table exclude rents that have been deemed uncollectible for purposes of ASC 842. Rents deemed uncollectible are excluded from the reported net income and funds from operations measures in the reconciliation above.

Non-GAAP Financial Measures

Funds from Operations (“FFO” or “Nareit FFO”)

FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“Nareit”) to mean net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets and/or changes in control, plus real estate related depreciation and amortization and any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company’s operations. FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the Nareit definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Core Funds from Operations (“Core FFO”)

The Company defines Core FFO as Nareit FFO with the addback of noncash amortization of above- and below- market lease intangibles. Under Nareit’s definition of FFO, lease intangibles created upon acquisition of a net lease must be amortized over the remaining term of the lease. The Company believes that by recognizing amortization charges for above- and below-market lease intangibles, the utility of FFO as a financial performance measure can be diminished.  Management believes that its measure of Core FFO facilitates useful comparison of performance to its peers who predominantly transact in sale-leaseback transactions and are thereby not required by GAAP to allocate purchase price to lease intangibles.  Unlike many of its peers, the Company has acquired the substantial majority of its net leased properties through acquisitions of properties from third parties or in connection with the acquisitions of ground leases from third parties. Core FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, the Company’s presentation of Core FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Adjusted Funds from Operations (“AFFO”)

AFFO is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. AFFO further adjusts FFO and Core FFO for certain non-cash and/or infrequently recurring items that reduce or increase net income computed in accordance with GAAP. Management considers AFFO a useful supplemental measure of the Company’s performance, however, AFFO should not be considered an alternative to net income as an indication of its performance, or to cash flow as a measure of liquidity or ability to make distributions. The Company’s computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and therefore may not be comparable to such other REITs.

Agree Realty Corporation

Reconciliation of Net Debt to Recurring EBITDA

($ in thousands, except share and per-share data)

(Unaudited)

	Three months ended March 31,
	2021
Net Income	$30,278
Interest expense, net	11,653
Income tax expense	1,009
Depreciation of rental real estate assets	15,292
Amortization of lease intangibles - in-place leases and leasing costs	6,050
Non-real estate depreciation	147
Provision for impairment	-
(Gain) loss on sale or involuntary conversion of assets, net	(3,062)
EBITDAre	$61,367

Run-Rate Impact of Investment, Disposition and Leasing Activity	$4,175
Amortization of above (below) market lease intangibles, net	4,756
Recurring EBITDA	$70,298

Annualized Recurring EBITDA	$281,192

Total Debt	$1,371,238
Cash, cash equivalents and cash held in escrows	(7,369)
Net Debt	$1,363,869

Net Debt to Recurring EBITDA	4.9	x

Net Debt	$1,363,869
Anticipated Net Proceeds from ATM Forward Offerings	(189,577)
Proforma Net Debt	$1,174,291

Proforma Net Debt to Recurring EBITDA	4.2	x

Non-GAAP Financial Measures

EBITDAre

EBITDAre is defined by Nareit to mean net income computed in accordance with GAAP, plus interest expense, income tax expense, depreciation and amortization, any gains (or losses) from sales of real estate assets and/or changes in control, any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company considers the non-GAAP measure of EBITDAre to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers EBITDAre a key supplemental measure of the Company's operating performance because it provides an additional supplemental measure of the Company's performance and operating cash flow that is widely known by industry analysts, lenders and investors. The Company’s calculation of EBITDAre may not be comparable to EBITDAre reported by other REITs that interpret the Nareit definition differently than the Company.

Recurring EBITDA

The Company defines Recurring EBITDA as EBITDAre with the addback of noncash amortization of above- and below- market lease intangibles, and after adjustments for the run-rate impact of the Company's investment and disposition activity for the period presented, as well as adjustments for non-recurring benefits or expenses. The Company considers the non-GAAP measure of Recurring EBITDA to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers Recurring EBITDA a key supplemental measure of the Company's operating performance because it represents the Company's earnings run rate for the period presented and because it is widely followed by industry analysts, lenders and investors. Our Recurring EBITDA may not be comparable to Recurring EBITDA reported by other companies that have a different interpretation of the definition of Recurring EBITDA. Our ratio of net debt to Recurring EBITDA is used by management as a measure of leverage and may be useful to investors in understanding the Company’s ability to service its debt, as well as assess the borrowing capacity of the Company. Our ratio of net debt to Recurring EBITDA is calculated by taking annualized Recurring EBITDA and dividing it by our net debt per the consolidated balance sheet.

Net Debt

The Company defines Net Debt as total debt less cash, cash equivalents and cash held in escrows. The Company considers the non-GAAP measure of Net Debt to be a key supplemental measure of the Company's overall liquidity, capital structure and leverage. The Company considers Net Debt a key supplemental measure because it provides industry analysts, lenders and investors useful information in understanding our financial condition. The Company’s calculation of Net Debt may not be comparable to Net Debt reported by other REITs that interpret the definition differently than the Company. The Company presents Net Debt on both an actual and proforma basis, assuming the net proceeds of the ATM Forward Offerings (see below) are used to pay down debt. The Company believes the proforma measure may be useful to investors in understanding the potential effect of the ATM Forward Offerings on the Company’s capital structure, its future borrowing capacity, and its ability to service its debt.

ATM Forward Offerings

The Company has 2,924,041 shares remaining to be settled under the ATM Forward Offerings. Upon settlement, the offerings are anticipated to raise net proceeds of approximately $189.6 million based on the applicable forward sale prices as of March 31, 2021. The applicable forward sale price varies depending on the offering. The Company is contractually obligated to settle the ATM Forward Offerings by certain dates between May 2021 and March 2022.

Agree Realty Corporation

Rental Income

($ in thousands, except share and per share-data)

(Unaudited)

	Three months ended March 31,
	2021	2020
Rental Income Source(1)
Minimum rents(2)	$70,960	$51,062
Percentage rents(2)	486	233
Operating cost reimbursement(2)	8,473	6,660
Straight-line rental adjustments(3)	2,597	1,637
Amortization of (above) below market lease intangibles(4)	(4,756)	(3,809)
Total Rental Income	$77,760	$55,783

(1)   The Company adopted Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 842 “Leases” using the modified retrospective approach as of January 1, 2019.  The Company adopted the practical expedient in FASB ASC 842 that alleviates the requirement to separately present lease and non-lease components of lease contracts. As a result, all income earned pursuant to tenant leases is reflected as one line, “Rental Income,” in the consolidated statement of operations.  The purpose of this table is to provide additional supplementary detail of Rental Income.

(2)   Represents contractual rentals and/or reimbursements as required by tenant lease agreements, recognized on an accrual basis of accounting.  The Company believes that the presentation of contractual lease income is not, and is not intended to be, a presentation in accordance with GAAP. The Company believes this information is frequently used by management, investors, analysts and other interested parties to evaluate the Company’s performance.

(3)   Represents adjustments to recognize minimum rents on a straight-line basis, consistent with the requirements of FASB ASC 842.

(4)   In allocating the fair value of an acquired property, above- and below-market lease intangibles are recorded based on the present value of the difference between the contractual amounts to be paid pursuant to the leases at the time of acquisition and the Company’s estimate of current market lease rates for the property.  Effective in 2019, the Company began classifying amortization of above- and below-market lease intangibles as a net reduction of rental income.